UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-17F-2

CERTIFICATE OF ACCOUNTING OF SECURITIES AND SIMILAR

INVESTMENTS IN THE CUSTODY OF

MANAGEMENT INVESTMENT COMPANIES

PURSUANT TO RULE N-17F-2 [17 CFR 270.17f-2]

1. Investment Company Act File Number:			Date Examination completed:
811-02605			September 15, 2026

2. State Identification Number:

AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO

3. Exact name of investment company as specified in registration statement:

Franklin U.S. Government Money Fund
4. Address of principal executive office: (number, street, city, state, zip code)

One Franklin Parkway, San Mateo, CA 94403

Report of Independent Accountants

To the Boards of Trustees and Management of:

Franklin Custodian Funds

Franklin ETF Trust

Franklin Floating Rate Master Trust

Franklin Fund Allocator Series

Franklin Global Trust

Franklin Gold and Precious Metals Fund

Franklin High Income Trust

Franklin Investors Securities Trust

Franklin Limited Duration Income Trust

Franklin Managed Trust

Franklin Real Estate Securities Trust

Franklin Strategic Series

Franklin Templeton ETF Trust

Franklin Templeton Variable Insurance Products Trust

Franklin U.S. Government Money Fund

Franklin Universal Trust

Institutional Fiduciary Trust

Templeton Developing Markets Trust

Templeton Emerging Markets Fund

Templeton Emerging Markets Income Fund

Templeton Global Investment Trust

Templeton Income Trust

Templeton Institutional Funds

And the Boards of Directors and Management of:

Templeton Dragon Fund, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that the Funds listed in Attachment A (the “Funds”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) (the “specified requirements”) as of December 31, 2025. The Funds’ management is responsible for its assertion and the Funds' compliance with the specified requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects. An examination involves performing procedures to obtain evidence about whether management’s assertion is fairly stated in all material respects. The nature, timing and extent of the procedures selected depend on our judgment, including an assessment of the risks of material misstatement of management’s assertion, whether due to fraud or error. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

WWW.PWC.COM PricewaterhouseCoopers LLP

405 Howard Street, Suite 600,

San Francisco, CA 94105 T: (415) 498 5000

Included among our procedures were the following tests performed as of December 31, 2025, and with respect to agreement of security purchases and sales or maturities, for the periods as indicated in Attachment A:

- Confirmation of all securities held by Franklin Templeton Investors Services, Inc. (the “Transfer Agent”), as they pertain to the security positions owned by the Funds and held in book entry form

- Reconciliation of all such securities to the books and records of the Funds and the Transfer Agent

- Agreement of 458 security purchases and 528 security sales or maturities since our last report from the books and records of the Funds to the records of the Transfer Agent confirmations

Our examination does not provide a legal determination on the Funds’ compliance with the specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management's assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2025 with respect to securities reflected in the investment accounts of the Funds are fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Boards of Trustees or Boards of Directors of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/PricewaterhouseCoopers, LLP

September 15, 2026

Attachment A

Franklin Custodian Funds:	Examination Period
Franklin DynaTech Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Growth Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Income Fund	August 1, 2025 - December 31, 2025 [a]
Franklin U.S. Government Securities Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Utilities Fund	August 1, 2025 - December 31, 2025 [a]

Franklin ETF Trust:
Franklin Short Duration U.S. Government ETF	August 1, 2025 - December 31, 2025 [a]

Franklin Floating Rate Master Trust:
Franklin Floating Rate Master Series	August 1, 2025 - December 31, 2025 [b]
Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Corefolio Allocation Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Emerging Market Core Equity (IU) Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Global Allocation Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Growth Allocation Fund	August 1, 2025 - December 31, 2025 [a]
Franklin International Core Equity (IU) Fund	August 1, 2025 - December 31, 2025 [a]
Franklin LifeSmart Retirement Income Fund	August 1, 2025 - December 31, 2025 [a]
Franklin LifeSmart 2020 Retirement Target Fund	August 1, 2025 - December 31, 2025 [a]
Franklin LifeSmart 2025 Retirement Target Fund	August 1, 2025 - December 31, 2025 [a]
Franklin LifeSmart 2030 Retirement Target Fund	August 1, 2025 - December 31, 2025 [a]
Franklin LifeSmart 2035 Retirement Target Fund	August 1, 2025 - December 31, 2025 [a]
Franklin LifeSmart 2040 Retirement Target Fund	August 1, 2025 - December 31, 2025 [a]
Franklin LifeSmart 2045 Retirement Target Fund	August 1, 2025 - December 31, 2025 [a]
Franklin LifeSmart 2050 Retirement Target Fund	August 1, 2025 - December 31, 2025 [a]
Franklin LifeSmart 2055 Retirement Target Fund	August 1, 2025 - December 31, 2025 [a]
Franklin LifeSmart 2060 Retirement Target Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Moderate Allocation Fund	August 1, 2025 - December 31, 2025 [a]
Franklin U.S. Core Equity (IU) Fund	August 1, 2025 - December 31, 2025 [a]

Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Fund	August 1, 2025 - December 31, 2025 [a]
Franklin International Growth Fund	August 1, 2025 - December 31, 2025 [a]

Franklin Gold and Precious Metals Fund	August 1, 2025 - December 31, 2025 [a]

Franklin High Income Trust:
Franklin High Income Fund	August 1, 2025 - December 31, 2025 [a]

Franklin Investors Securities Trust:
Franklin Convertible Securities Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Equity Income Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Floating Rate Daily Access Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Long Duration Credit Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Low Duration Total Return Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Low Duration U.S. Government Securities Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Managed Income Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Total Return Fund	August 1, 2025 - December 31, 2025 [a]

Franklin Limited Duration Income Trust	August 1, 2025 - December 31, 2025 [a]

Franklin Managed Trust:
Franklin Rising Dividends Fund	August 1, 2025 - December 31, 2025 [a]

Franklin Real Estate Securities Trust:
Franklin Real Estate Securities Fund	August 1, 2025 - December 31, 2025 [a]

Franklin Strategic Series:
Franklin Biotechnology Discovery Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Growth Opportunities Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Natural Resources Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Small Cap Growth Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Small-Mid Cap Growth Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Core Plus Bond Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Templeton SMACS: Series C	August 1, 2025 - December 31, 2025 [a]
Franklin Templeton SMACS: Series CP	August 1, 2025 - December 31, 2025 [a]
Franklin Templeton SMACS: Series E	August 1, 2025 - December 31, 2025 [a]
Franklin Templeton SMACS: Series I	August 1, 2025 - December 31, 2025 [a]

Franklin Templeton ETF Trust:
Franklin Dividend Growth ETF	August 28, 2025 (inception date) – December 31, 2025 [b]
Franklin Emerging Market Core Dividend Tilt Index ETF	August 1, 2025 - December 31, 2025 [a]
Franklin Exponential Data ETF	August 1, 2025 - December 31, 2025 [a]
Franklin Focused Growth ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE Asia ex Japan ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE Australia ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE Brazil ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE Canada ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE China ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE Europe ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE Eurozone ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE Germany ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE India ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE Japan ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE Japan Hedged ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE Latin America ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE Mexico ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE Saudi Arabia ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE South Korea ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE Switzerland ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE Taiwan ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE United Kingdom ETF	August 1, 2025 - December 31, 2025 [a]
Franklin High Yield Corporate ETF	August 1, 2025 - December 31, 2025 [b]
Franklin Income Equity Focus ETF	August 1, 2025 - December 31, 2025 [b]
Franklin Income Focus ETF	August 1, 2025 - December 31, 2025 [a]
Franklin International Aggregate Bond ETF	August 1, 2025 - December 31, 2025 [b]
Franklin International Core Dividend Tilt Index ETF	August 1, 2025 - December 31, 2025 [a]
Franklin International Dividend Booster Index ETF	August 1, 2025 - December 31, 2025 [a]
Franklin Investment Grade Corporate ETF	August 1, 2025 - December 31, 2025 [b]
Franklin Multisector Income ETF	August 26, 2025 (inception date) – December 31, 2025 [b]
Franklin Senior Loan ETF	August 1, 2025 - December 31, 2025 [b]
Franklin Small Cap Enhanced ETF	December 9, 2025 (inception date) – December 31, 2025 [b]
Franklin Systematic Style Premia ETF	August 1, 2025 - December 31, 2025 [b]
Franklin Ultra Short Bond ETF	August 1, 2025 - December 31, 2025 [a]
Franklin U.S. Core Bond ETF	August 1, 2025 - December 31, 2025 [a]
Franklin U.S. Core Dividend Tilt Index ETF	August 1, 2025 - December 31, 2025 [a]
Franklin U.S. Dividend Booster Index ETF	August 1, 2025 - December 31, 2025 [a]
Franklin U.S. Equity Index ETF	August 1, 2025 - December 31, 2025 [a]

Franklin U.S. Large Cap Multifactor Index ETF	August 1, 2025 - December 31, 2025 [a]
Franklin U.S. Mid Cap Multifactor Index ETF	August 1, 2025 - December 31, 2025 [a]
Franklin U.S. Small Cap Multifactor Index ETF	August 1, 2025 - December 31, 2025 [a]
Franklin U.S. Treasury Bond ETF	August 1, 2025 - December 31, 2025 [a]
Templeton International Insights ETF	October 21, 2025 (inception date) – December 31, 2025 [b]

Franklin Templeton Variable Insurance Products Trust:
Franklin Allocation VIP Fund	August 1, 2025 - December 31, 2025 [a]
Franklin DynaTech VIP Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Global Real Estate VIP Fund	August 1, 2025 - December 31, 2025 [b]
Franklin Growth and Income VIP Fund	August 1, 2025 - December 31, 2025 [b]
Franklin Income VIP Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Large Cap Growth VIP Fund	August 1, 2025 - December 31, 2025 [b]
Franklin Mutual Global Discovery VIP Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Mutual Shares VIP Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Rising Dividends VIP Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Small Cap Value VIP Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Small-Mid Cap Growth VIP Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Strategic Income VIP Fund	August 1, 2025 - December 31, 2025 [a]
Franklin U.S. Government Securities VIP Fund	August 1, 2025 - December 31, 2025 [b]
Templeton Developing Markets VIP Fund	August 1, 2025 - December 31, 2025 [a]
Templeton Foreign VIP Fund	August 1, 2025 - December 31, 2025 [a]
Templeton Global Bond VIP Fund	August 1, 2025 - December 31, 2025 [a]

Franklin U.S. Government Money Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Universal Trust	August 1, 2025 - December 31, 2025 [a]

Institutional Fiduciary Trust:
Franklin Institutional U.S. Government Money Market Fund	August 1, 2025 - December 31, 2025 [a]

Templeton Developing Markets Trust	August 1, 2025 - December 31, 2025 [a]

Templeton Emerging Markets Fund	August 1, 2025 - December 31, 2025 [a]

Templeton Emerging Markets Income Fund	August 1, 2025 - December 31, 2025 [a]
Templeton Global Investment Trust:
Franklin Templeton SMACS: Series EM	August 1, 2025 - December 31, 2025 [a]
Templeton Emerging Markets Small Cap Fund	August 1, 2025 - December 31, 2025 [a]
Templeton Global Dynamic Income Fund	August 1, 2025 - December 31, 2025 [a]
Templeton Income Trust:
Templeton Global Bond Fund	August 1, 2025 - December 31, 2025 [a]
Templeton Global Bond Enhanced Fund	August 1, 2025 - December 31, 2025 [a]
Templeton Sustainable Emerging Markets Bond Fund	August 1, 2025 - December 31, 2025 [a]

Templeton Institutional Funds:
International Equity Series	August 1, 2025 - December 31, 2025 [a]

Templeton Dragon Fund, Inc.	August 1, 2025 - December 31, 2025 [a]

Legend:

a: July 31, 2025 represents the date of our last examination.

b: Fund was not in scope for the July 31, 2025 examination.

Franklin Templeton Services, LLC

3355 Data Drive

Rancho Cordova, CA 95670

tel (800) 632.2350

franklintempleton.com

Management Statement Regarding Compliance with Certain

Provisions of the Investment Company Act of 1940

We, as members of management of the Funds listed in Attachment A (the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of December 31, 2025, and for the periods indicated in Attachment A.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2025, and for the periods indicated in Attachment A, with respect to securities reflected in the investment account of the Funds.

By:

/s/CHRISTOPHER KINGS
Christopher Kings

Chief Executive Officer - Finance and Administration
Franklin Templeton Group of Funds
Date September 15, 2026

/s/JEFFREY W. WHITE
Jeffrey W. White

Chief Financial Officer, Chief Accounting Officer and Treasurer
Date September 15, 2026

Attachment A

Franklin Custodian Funds:	Examination Period
Franklin DynaTech Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Growth Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Income Fund	August 1, 2025 - December 31, 2025 [a]
Franklin U.S. Government Securities Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Utilities Fund	August 1, 2025 - December 31, 2025 [a]

Franklin ETF Trust:
Franklin Short Duration U.S. Government ETF	August 1, 2025 - December 31, 2025 [a]

Franklin Floating Rate Master Trust:
Franklin Floating Rate Master Series	August 1, 2025 - December 31, 2025 [b]
Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Corefolio Allocation Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Emerging Market Core Equity (IU) Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Global Allocation Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Growth Allocation Fund	August 1, 2025 - December 31, 2025 [a]
Franklin International Core Equity (IU) Fund	August 1, 2025 - December 31, 2025 [a]
Franklin LifeSmart Retirement Income Fund	August 1, 2025 - December 31, 2025 [a]
Franklin LifeSmart 2020 Retirement Target Fund	August 1, 2025 - December 31, 2025 [a]
Franklin LifeSmart 2025 Retirement Target Fund	August 1, 2025 - December 31, 2025 [a]
Franklin LifeSmart 2030 Retirement Target Fund	August 1, 2025 - December 31, 2025 [a]
Franklin LifeSmart 2035 Retirement Target Fund	August 1, 2025 - December 31, 2025 [a]
Franklin LifeSmart 2040 Retirement Target Fund	August 1, 2025 - December 31, 2025 [a]
Franklin LifeSmart 2045 Retirement Target Fund	August 1, 2025 - December 31, 2025 [a]
Franklin LifeSmart 2050 Retirement Target Fund	August 1, 2025 - December 31, 2025 [a]
Franklin LifeSmart 2055 Retirement Target Fund	August 1, 2025 - December 31, 2025 [a]
Franklin LifeSmart 2060 Retirement Target Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Moderate Allocation Fund	August 1, 2025 - December 31, 2025 [a]
Franklin U.S. Core Equity (IU) Fund	August 1, 2025 - December 31, 2025 [a]

Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Fund	August 1, 2025 - December 31, 2025 [a]
Franklin International Growth Fund	August 1, 2025 - December 31, 2025 [a]

Franklin Gold and Precious Metals Fund	August 1, 2025 - December 31, 2025 [a]

Franklin High Income Trust:
Franklin High Income Fund	August 1, 2025 - December 31, 2025 [a]

Franklin Investors Securities Trust:
Franklin Convertible Securities Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Equity Income Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Floating Rate Daily Access Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Long Duration Credit Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Low Duration Total Return Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Low Duration U.S. Government Securities Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Managed Income Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Total Return Fund	August 1, 2025 - December 31, 2025 [a]

Franklin Limited Duration Income Trust	August 1, 2025 - December 31, 2025 [a]

Franklin Managed Trust:
Franklin Rising Dividends Fund	August 1, 2025 - December 31, 2025 [a]

Franklin Real Estate Securities Trust:
Franklin Real Estate Securities Fund	August 1, 2025 - December 31, 2025 [a]

Franklin Strategic Series:
Franklin Biotechnology Discovery Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Growth Opportunities Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Natural Resources Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Small Cap Growth Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Small-Mid Cap Growth Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Core Plus Bond Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Templeton SMACS: Series C	August 1, 2025 - December 31, 2025 [a]
Franklin Templeton SMACS: Series CP	August 1, 2025 - December 31, 2025 [a]
Franklin Templeton SMACS: Series E	August 1, 2025 - December 31, 2025 [a]
Franklin Templeton SMACS: Series I	August 1, 2025 - December 31, 2025 [a]

Franklin Templeton ETF Trust:
Franklin Dividend Growth ETF	August 28, 2025 (inception date) – December 31, 2025 [b]
Franklin Emerging Market Core Dividend Tilt Index ETF	August 1, 2025 - December 31, 2025 [a]
Franklin Exponential Data ETF	August 1, 2025 - December 31, 2025 [a]
Franklin Focused Growth ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE Asia ex Japan ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE Australia ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE Brazil ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE Canada ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE China ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE Europe ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE Eurozone ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE Germany ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE India ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE Japan ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE Japan Hedged ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE Latin America ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE Mexico ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE Saudi Arabia ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE South Korea ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE Switzerland ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE Taiwan ETF	August 1, 2025 - December 31, 2025 [a]
Franklin FTSE United Kingdom ETF	August 1, 2025 - December 31, 2025 [a]
Franklin High Yield Corporate ETF	August 1, 2025 - December 31, 2025 [b]
Franklin Income Equity Focus ETF	August 1, 2025 - December 31, 2025 [b]
Franklin Income Focus ETF	August 1, 2025 - December 31, 2025 [a]
Franklin International Aggregate Bond ETF	August 1, 2025 - December 31, 2025 [b]
Franklin International Core Dividend Tilt Index ETF	August 1, 2025 - December 31, 2025 [a]
Franklin International Dividend Booster Index ETF	August 1, 2025 - December 31, 2025 [a]
Franklin Investment Grade Corporate ETF	August 1, 2025 - December 31, 2025 [b]
Franklin Multisector Income ETF	August 26, 2025 (inception date) – December 31, 2025 [b]
Franklin Senior Loan ETF	August 1, 2025 - December 31, 2025 [b]
Franklin Small Cap Enhanced ETF	December 9, 2025 (inception date) – December 31, 2025 [b]
Franklin Systematic Style Premia ETF	August 1, 2025 - December 31, 2025 [b]
Franklin Ultra Short Bond ETF	August 1, 2025 - December 31, 2025 [a]
Franklin U.S. Core Bond ETF	August 1, 2025 - December 31, 2025 [a]
Franklin U.S. Core Dividend Tilt Index ETF	August 1, 2025 - December 31, 2025 [a]
Franklin U.S. Dividend Booster Index ETF	August 1, 2025 - December 31, 2025 [a]
Franklin U.S. Equity Index ETF	August 1, 2025 - December 31, 2025 [a]

Franklin U.S. Large Cap Multifactor Index ETF	August 1, 2025 - December 31, 2025 [a]
Franklin U.S. Mid Cap Multifactor Index ETF	August 1, 2025 - December 31, 2025 [a]
Franklin U.S. Small Cap Multifactor Index ETF	August 1, 2025 - December 31, 2025 [a]
Franklin U.S. Treasury Bond ETF	August 1, 2025 - December 31, 2025 [a]
Templeton International Insights ETF	October 21, 2025 (inception date) – December 31, 2025 [b]

Franklin Templeton Variable Insurance Products Trust:
Franklin Allocation VIP Fund	August 1, 2025 - December 31, 2025 [a]
Franklin DynaTech VIP Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Global Real Estate VIP Fund	August 1, 2025 - December 31, 2025 [b]
Franklin Growth and Income VIP Fund	August 1, 2025 - December 31, 2025 [b]
Franklin Income VIP Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Large Cap Growth VIP Fund	August 1, 2025 - December 31, 2025 [b]
Franklin Mutual Global Discovery VIP Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Mutual Shares VIP Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Rising Dividends VIP Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Small Cap Value VIP Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Small-Mid Cap Growth VIP Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Strategic Income VIP Fund	August 1, 2025 - December 31, 2025 [a]
Franklin U.S. Government Securities VIP Fund	August 1, 2025 - December 31, 2025 [b]
Templeton Developing Markets VIP Fund	August 1, 2025 - December 31, 2025 [a]
Templeton Foreign VIP Fund	August 1, 2025 - December 31, 2025 [a]
Templeton Global Bond VIP Fund	August 1, 2025 - December 31, 2025 [a]

Franklin U.S. Government Money Fund	August 1, 2025 - December 31, 2025 [a]
Franklin Universal Trust	August 1, 2025 - December 31, 2025 [a]

Institutional Fiduciary Trust:
Franklin Institutional U.S. Government Money Market Fund	August 1, 2025 - December 31, 2025 [a]

Templeton Developing Markets Trust	August 1, 2025 - December 31, 2025 [a]

Templeton Emerging Markets Fund	August 1, 2025 - December 31, 2025 [a]

Templeton Emerging Markets Income Fund	August 1, 2025 - December 31, 2025 [a]
Templeton Global Investment Trust:
Franklin Templeton SMACS: Series EM	August 1, 2025 - December 31, 2025 [a]
Templeton Emerging Markets Small Cap Fund	August 1, 2025 - December 31, 2025 [a]
Templeton Global Dynamic Income Fund	August 1, 2025 - December 31, 2025 [a]
Templeton Income Trust:
Templeton Global Bond Fund	August 1, 2025 - December 31, 2025 [a]
Templeton Global Bond Enhanced Fund	August 1, 2025 - December 31, 2025 [a]
Templeton Sustainable Emerging Markets Bond Fund	August 1, 2025 - December 31, 2025 [a]

Templeton Institutional Funds:
International Equity Series	August 1, 2025 - December 31, 2025 [a]

Templeton Dragon Fund, Inc.	August 1, 2025 - December 31, 2025 [a]

Legend:

a: July 31, 2025 represents the date of our last examination.

b: Fund was not in scope for the July 31, 2025 examination.